Exhibit 99.1

CHAMPION ANNOUNCES FIRST QUARTER RESULTS FOR 2009

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced a first quater net loss of $(293,000) or $(0.03) per share on a basic and diluted basis. This compares to net income of $1,278,000 or $0.13 per share for the three months ended January 31, 2008.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our first quarter was negatively impacted by both the economic headwinds and a devastating ice and snow storm which effectively shut down many of our core markets for the last week of our quarter. We had begun to take selective actions over the previous several quarters in an effort to address the economic climate but clearly we will need to accelerate our operational realignment. We understand the challenges of 2009 and will continue to focus our efforts on the positive long-term objectives of our Company. Although we are focused on the long-term we realize that we must also address current responsibilities and operating needs. ”

Revenues for the three months ended January 31, 2009 were $36.3 million compared to $40.3 million in the same period in 2008. This change represented a decrease in revenues of $4.0 million or 10.0%. The printing segment experienced a sales decrease of $2.7 million or 10.6% while the office products and office furniture segment experienced a decrease of $0.8 million or 8.3%. The newspaper revenues for the quarter were approximately $4.5 million compared to $5.0 million in the first quarter of 2008. Toney K. Adkins, President and Chief Operating Officer, noted, “It was a tough quarter. We saw sales decreases in each of our business segments and margin compression in our printing and newspaper segments with flat gross margins in our office products and office furniture segment. We were unable to reduce our SG&A as quickly as hoped due in part to bad debt expense charges. We also charged off a relatively large receivable for a customer in the real estate business during the quarter.”

Mr. Reynolds concluded, “In uncertain times a company must stay the course. We are in the process of introducing new technology through our third party ERP provider to streamline our product offerings, improve quality control, and to provide powerful new marketing tools and materials to our customers. We are also working on numerous new account initiatives as well as integrated alliances. All of these initiatives in the end are directly tied into our core products of printing, variable data output and postal optimization. Our efforts should bring creative new sources for our customers to leverage the utility of these products. We are in difficult times and we must adjust our strategy accordingly. To this end and in an effort to further reduce the Company’s leverage position and in recognition of the Company’s current credit position the Board of Directors is suspending the Company’s quarterly dividend.”

At January 31, 2009 the Company had approximately $70.1 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $14.3 million since October 31, 2007 through utilization of our earnings, cash flow and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with certain of these covenants as of January 31, 2009.  The Company is engaged in discussions which it believes to be productive with certain members of its Bank syndication and is working towards a mutually constructive solution. The Company is current on all of its principal and interest payments.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 26,000 and 31,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended January 31,
	2009	2008
Total Revenues	$36,266,000	$40,294,000
Net (loss) income	$(293,000)	$1,278,000
Per share data:
Net (loss) income:
Basic and diluted	$(0.03)	$0.13
Weighted Average Shares outstanding:
Basic	9,988,000	9,981,000
Diluted	9,988,000	10,045,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492